Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allergan, Inc. Retirement 401(k) Plan of our reports dated February 21, 2020, with respect to the consolidated financial statements of AbbVie Inc. and the effectiveness of internal control over financial reporting of AbbVie Inc. included in AbbVie Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL
June 17, 2020